Exhibit 99.1

EXPERIENTIAL HOSPITALITY BRAND SELINA TO BECOME PUBLICLY TRADED THROUGH MERGER WITH BOA ACQUISITION CORP.

Largest Hospitality brand targeted to Millennial and Gen Z travelers, Selina is scaling rapidly to capitalize on an estimated $350 billion annual market opportunity

Combined company to have an equity value of approximately $1.2 billion

The business combination provides $285 million in gross cash proceeds, including $70 million in capital commitments comprising PIPE investments from leading institutional investors including South Light Capital (an affiliate of DigitalBridge), MORE Investment House and Sir Ronald Cohen, alongside PIPE and backstop commitments from BOA’s sponsor and founder-led shareholders

Proceeds will allow Selina to fuel international expansion, invest in proprietary technology, and attract and retain high- quality talent

Selina expects to be EBITDA positive by Q1 2023 and generate approximately $1.2 billion in revenue by 2025 Investor call scheduled for December 2 at 8:00 a.m. ET

LONDON & WASHINGTON, D.C. (December 2, 2021) – Selina, the fast-growing hospitality and experiential brand targeting Millennial and Gen Z travelers, and BOA Acquisition Corp. (“BOA”) (NYSE: BOAS), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive business combination agreement that will result in Selina becoming a publicly listed company. The transaction values the pro forma company at an equity value of approximately $1.2 billion. The transaction is expected to close in the first half of 2022 and the combined company will operate as Selina Hospitality plc, and its ordinary shares are expected to be listed on the New York Stock Exchange under the ticker symbol “SLNA.”

Launched in 2015 by co-founders Rafael Museri, Chief Executive Officer, and Daniel Rudasevski, Chief Growth Officer, Selina has secured a network of 134 properties across North and South America, Europe and the Middle East of which 83 are open and operating. Since its inception, Selina has steadily grown its geographic reach by leveraging proprietary technology to identify underperforming hotels and transform them into cultural hubs through partnerships with local artisans, designers, and food and beverage providers, in addition to introducing programming inspired by local experiences. Selina’s properties offer the first global home for the remote worker and digital nomad, providing a comprehensive experience that is expected to continue driving demand for Selina’s offerings given that 73 percent of employers are projected to utilize remote work capabilities by 2028.

Selina’s lifestyle brand was developed specifically for Millennial and Gen Z travelers – a cohort that spends approximately $350 billion per year on travel, according to Selina estimates. The fast-growing hospitality brand, which comprises 35,000 open or secured beds across 23 countries, offers this younger generation of travelers a full-service experience and a variety of accommodations at attractive price points. Selina is building a global network of authentic destinations designed for residents, visitors, and locals to build meaningful connections, where 66 percent of guests, on average, make a new friend during their stay. Selina expects to continue to benefit from the surge in remote working and the prioritization of health, wellness, and an experiential lifestyle among Millennial and Gen Z travelers, which are anticipated to become even more pronounced in the coming years.

Selina employs an asset light operating model predicated on partnering with real estate owners, who on average pay for 90 percent of the cost to transform their properties into vibrant, locally-inspired Selina-branded destinations. Selina’s ability to quickly and efficiently execute transformations that significantly improve the financial profile of properties has made it the brand partner of choice for local real estate owners who understand and want to serve the expanding class of Millennial and Gen Z travelers. This approach enables Selina to drive significant increases in revenue compared to a property’s prior operations.

Selina has secured $350 million of committed capital from partners to expand its offering in 12 geographies, which is expected to add approximately 40,000 new beds to the Selina network by 2025. In addition to its pay-as-you-go offering, Selina has introduced an innovative subscription service – Nomad Passport – that allows guests to stay at any Selina location for as long as they’d like, with full amenities including accommodation, co-working, wellness activities, and locally curated events.

“We are seeking to redefine the future of accommodation by creating a brand and curating experiences that strongly resonate with our customers,” said Museri. “Millennials and Gen Z travelers are looking for authenticity and top-tier experiences at every step – they want to be immersed in the local culture of each location they visit. By partnering with local artisans to design culturally relevant and inspiring destinations, we’re creating opportunities for them to forge lifelong connections within the rapidly expanding Selina community. We’ve spent the last six years building and scaling an efficient and differentiated platform, and this transaction will enable us to bring Selina to more locations and travelers across the world.”

Brian Friedman, Chief Executive Officer of BOA, added, “Selina is cornering a large addressable market by providing accommodations and experiences that aren’t readily replicated. The platform is highly efficient with the capability to scale rapidly and produce attractive unit economics. The Selina brand transcends hospitality and has created a loyal community and lifestyle that customers want to belong to long after their first stay. The company has proven it can deliver for both its guests and its real estate partners. We anticipate Selina will continue to build on its significant growth in the coming years as the ability to work from anywhere propels travelers to experience the world in a way their elders never could – as digital nomads.”

Museri added, “We are experiencing greater demand than we did prior to COVID, and our new property offerings are indicative of how well the Selina brand is resonating with our target customers. Despite the challenges the pandemic has placed on global travel, our portfolio is exceeding our long-term targets, and we are excited about the next steps in our company’s evolution as a leading lifestyle brand and hotel operator.”

Selina expects to be EBITDA positive by the first quarter of 2023 and generate approximately $1.2 billion in revenue by 2025, driven by new openings, operational improvements and the maturation of its portfolio.

Key Transaction Terms

A group of leading institutional investors including South Light Capital (an affiliate of DigitalBridge), MORE Investment House and Sir Ronald Cohen, alongside BOA’s sponsor and founder-led stockholders, have committed $70 million of capital, which includes a $15 million minimum equity backstop from BOA’s sponsor. Of the total, $10 million will be an advanced PIPE funded concurrent with the announcement, strengthening Selina’s balance sheet as it rolls out new sites. There is approximately $230 million currently held in BOA’s trust account. Subject to any redemptions by BOA stockholders, existing Selina shareholders will retain approximately 71 percent ownership in the combined company.

The business combination is expected to provide Selina with $285 million (assuming no redemptions) of gross transaction proceeds to advance its mission to inspire meaningful connections. The company will use proceeds from the transaction to fuel its expansion across large urban markets globally, as well as invest in its proprietary technology and attract and retain high-quality talent.

The boards of directors for both Selina and BOA have unanimously approved the business combination. The transaction will require the approval of the stockholders of BOA and Selina and is subject to other customary closing conditions. The transaction is expected to close in the first half of 2022.

PJT Partners is acting as financial and capital markets advisor to Selina, and BofA Securities, Inc. is acting as capital markets advisor. Morgan, Lewis & Bockius LLP is acting as legal advisor to Selina. PJT Partners, UBS Investment Bank and BTIG, LLC are acting as joint placement agents on the private placement.

UBS Investment Bank is acting as the lead capital markets advisor to BOA. BTIG, LLC is acting as capital markets advisor to BOA. King & Spalding LLP is acting as legal advisor to BOA.

Investor Conference Call Information

Selina and BOA will host a joint investor conference call to discuss the proposed transaction on Thursday, December 2, 2021 at 8:00 AM ET.

A live webcast and replay will be available here and at the Investors link on Selina.com.

To listen via telephone dial 1-877-407-0792 (U.S.) or 1-201-689-8263 (International) and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), passcode: 13725382 through Thursday, December 16, 2021.

An investor presentation detailing the transaction will be available at the Investors link on Selina.com. It will also be filed with the SEC as an exhibit to a Current Report on Form 8-K, and available on the SEC website at www.sec.gov.

About Selina

Selina is one of the world's largest hospitality brands built to address the needs of Millennial and Gen Z travelers, blending beautifully designed accommodation with coworking, recreation, wellness, and local experiences. Custom-built for today's nomadic traveler, Selina provides guests with a global infrastructure to seamlessly travel and work abroad. Founded in 2015, each Selina property is designed in partnership with local artists, creators, and tastemakers, breathing new life into existing buildings in interesting locations around the world – from urban cities to remote beaches and jungles. Selina's portfolio includes 134 open or secured properties across 23 countries. For further information on Selina, visit www.selina.com or check out @selina on Instagram or Facebook.

About BOA Acquisition Corp.

BOA Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company is led by Chairman and Chief Executive Officer Brian D. Friedman, and Chief Financial Officer Benjamin A. Friedman.

Additional Information and Where to Find It

This document does not contain all the information that should be considered concerning the proposed business combination between BOA and Selina (the “Business Combination”). In connection with the proposed Business Combination, [Selina] intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 (the “Registration Statement”), which will include a preliminary proxy statement of BOA and a prospectus. The definitive proxy statement and other relevant documents will be mailed to stockholders of BOA as of a record date to be established for voting on the Business Combination. Stockholders of BOA and other interested persons are advised to read, when available, the preliminary proxy statement and amendments thereto, and the definitive proxy statement because these documents will contain important information about BOA, Selina, and the proposed transactions. Stockholders will also be able to obtain copies of the Registration Statement and the proxy statement/prospectus once they are available, without charge, by directing a request to: [BOA Acquisition Corp., 2600 Virginia Ave NW, Suite T23 Management Office, Washington, D.C. 20037]. These documents, once available, and BOA’s other filings and reports filed with the SEC can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY, NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No Offer or Solicitation

This communication is for informational purpose only and not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Participants in Solicitation

BOA, Selina, and their respective directors and executive officers, other members of management, and employees may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of BOA is set forth in BOA’s filings with the SEC. Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the potential transaction and a description of their direct and indirect interests will be set forth in the Registration Statement (and will be included in the proxy statement/prospectus) and other relevant documents when they are filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events, including, without limitation, statements regarding the anticipated timing and benefits of the Business Combination, and BOA’s or Selina’s future financial or operating performance. In some cases, you can identify forward- looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential,” or “continue,” or the negatives of these terms or variations of them or similar terminology. In addition, these forward-looking statements include, without limitation, statements regarding Selina’s business strategy, cash resources, and potential market opportunity. Such forward-looking statements are subject to risks, uncertainties (some of which are beyond the control of Selina and/or BOA), and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by BOA and its management, and Selina and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, without limitation: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the definitive agreements respecting the Business Combination; (2) the outcome of any legal proceedings that may be instituted against BOA, Selina, or others following the announcement of the Business Combination; (3) the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of BOA or to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations; (5) the ability of Selina to meet applicable listing standards following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of Selina as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers, and retain its management and key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that Selina may be adversely affected by other economic, business, and/or competitive factors; (11) the impact of the COVID-19 pandemic on Selina’s business and/or the ability of the parties to complete the Business Combination; and (12) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in BOA’s prospectus dated February 24, 2021 and filed with the SEC on February 25, 2021 and BOA’s other filings with the SEC, as well as any further risks and uncertainties to be contained in the proxy statement/prospectus filed after the date hereof. In addition, there may be additional risks that neither Selina or BOA presently know, or that Selina or BOA currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as may be required by law, neither BOA nor Selina undertakes any duty to update these forward-looking statements.

Investor Contacts

Investors@Selina.com

Media Contact

Media@Selina.com